As filed with the Securities and Exchange Commission on March 7, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
Bridge Investment Group Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
_________________________

Delaware	86-2769085
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

111 East Sego Lily Drive, Suite 400 Salt Lake City, Utah	84070
(Address of Principal Executive Offices)	(Zip Code)

BRIDGE INVESTMENT GROUP HOLDINGS INC. 2021 INCENTIVE AWARD PLAN
(Full title of the plan)
MATTHEW GRANT
GENERAL COUNSEL
BRIDGE INVESTMENT GROUP HOLDINGS INC.
111 EAST SEGO LILY DRIVE, SUITE 400
SALT LAKE CITY, UTAH 84070
(Name and address of agent for service)
(801) 716-4500
(Telephone number, including area code, of agent for service)
Copy to:
CRAIG M. GARNER
KEVIN C. REYES
LATHAM & WATKINS LLP
12670 HIGH BLUFF DRIVE
SAN DIEGO, CALIFORNIA 92130
(858) 523-5450
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 is being filed for the purpose of registering an additional 9,000,000 shares of Class A common stock of Bridge Investment Group Holdings Inc. (the “Company”) issuable or which may become issuable under the Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the evergreen provisions of such plan.

Pursuant to General Instruction E of Form S-8, the contents of the prior registration statements on Form S-8, File No. 333-258044, previously filed with respect to the 2021 Plan, are incorporated into this registration statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:
(1)The Company’s latest Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended December 31, 2023 as filed with the Commission on March 7, 2024; and
(2)The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated July 16, 2021 (File No. 001-40622) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 6.    Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of certain organizational transactions in connection with the Company’s initial public offering, the Company’s amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s amended and restated certificate of incorporation and amended and restated bylaws will provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Prior to the consummation of the Company’s initial public offering, the Company intends to enter into separate indemnification agreements with each of the Company’s directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement the Company enters into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, the Company’s directors, officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of Bridge Investment Group Holdings Inc.	10-Q	001-40622	3.1	8/17/2021
3.2	Amended and Restated Bylaws of Bridge Investment Group Holdings Inc.	10-Q	001-40622	3.2	8/17/2021
4.1	Specimen Stock Certificate evidencing the shares of Class A common stock	S-1/A	333-257290	4.1	7/2/2021
5.1	Opinion of Latham & Watkins LLP					X
10.1	2021 Incentive Award Plan of Bridge Investment Group Holdings Inc.	S-1/A	333-257290	10.5	7/2/2021
10.2	Restricted Stock Award Agreement under the 2021 Incentive Award Plan, by and among the Registration and certain of its participants	S-1/A	333-257290	10.7	7/2/2021
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (see signature page)					X
107	Filing Fee Table					X

Item 9.    Undertakings.
A. The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on March 7, 2024.

BRIDGE INVESTMENT GROUP HOLDINGS INC.
By:	/s/ Jonathan Slager
Jonathan Slager
Chief Executive Officer, Director
POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of registrant’s Chief Executive Officer and Chief Financial Officer (currently Jonathan Slager and Katherine Elsnab, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan Slager	Chief Executive Officer, Director (Principal Executive Officer)	March 7, 2024
Jonathan Slager

/s/ Katherine Elsnab	Chief Financial Officer (Principal Financial Officer)	March 7, 2024
Katherine Elsnab

/s/ Garrett Behling	Chief Accounting Officer (Principal Accounting Officer)	March 7, 2024
Garrett Behling

/s/ Robert Morse	Executive Chairman, Director	March 7, 2024
Robert Morse

/s/ Dean Allara	Vice Chairman, Director	March 7, 2024
Dean Allara

/s/ Adam O’Farrell	Chief Operating Officer, Director	March 7, 2024
Adam O’Farrell

/s/ Debra Martin Chase	Director	March 7, 2024
Debra Martin Chase

/s/ Deborah Hopkins	Director	March 7, 2024
Deborah Hopkins

/s/ Chad Leat	Director	March 7, 2024
Chad Leat